Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

ADS-Tec Energy Public Limited Company

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	(1)	Other	27,493,949	$11.70	$321,679,203.30	0.0001381	$44,423.90

Total Offering Amounts:							$321,679,203.30		44,423.90
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$44,423.90

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional ordinary shares that may become issuable to prevent dilution from any stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Ordinary Shares on the Nasdaq Stock Market LLC on July 16, 2026 ($11.70 per share), in accordance with Rule 457(c) of the Securities Act.